Exhibit 99.1



                                  Press Release

First American Capital Corporation
Authorizes Sale of Stock to Brooke Corporation
Decision facilitates future growth plans

Topeka, Kansas, October 6, 2006 -- The Board of Directors of First American Capital Corporation (FACC) announced today that it has entered into a definitive agreement to sell 55% of its common stock to Brooke Corporation of Overland Park, Kansas, for $3,000,000 in cash and execution of a Brokerage Agreement pursuant to which, among other things, CJD & Associates, L.L.C., Brooke's brokerage subsidiary (CJD), will cause all of its new managing general agent loan brokerage business to be transacted through First Life Brokerage, Inc., a FACC subsidiary (FLB). Brooke will agree that if the pretax profits of FLB over a three year period are less than $6,000,000, then Brooke shall contribute funds to FACC as additional consideration for the issuance of the shares of FACC common stock acquired pursuant to the Agreement to the extent the pretax profit goal is not made under such schedule. The closing of the transactions contemplated under the Agreement is subject to a number of standard conditions, in addition to the approval of the Kansas Department of Insurance, and is expected to occur in the fourth quarter of this year.

FACC intends to use the net cash proceeds to fund the expansion of the life insurance business of First Life America Corporation, a wholly-owned subsidiary of FACC, the brokerage business of FLB, to fund a repurchase of shares in accordance with the Agreement, and for general corporate purposes. As a result of the combined operations, both the loan brokerage business and life insurance brokerage business of FLB will be operated out of Overland Park, Kansas. The life insurance operations of FLAC will continue to be operated out of its office in Topeka, Kansas. Brooke will also agree to provide administrative, financial and other services to support the public company functions of FACC, which FACC believes will lead to greater cost efficiencies.

As a part of the transaction, Brooke and FACC will agree to help facilitate liquidity for FACC's stockholders by seeking listing of the FACC stock on the American Stock Exchange or the Nasdaq Capital Market. Further, subject to adjustment, Brooke and FACC will agree to commit $500,000 of the net cash proceeds to repurchase shares of FACC stock through a "modified Dutch auction" tender offers, within three months of the closing.

Michael Hess, currently President of CJD, will become the President of FLB. "I believe the life insurance brokerage and loan brokerage opportunities available to First Life Brokerage are significant and I am excited about its future," said Hess. "I look forward to working with John Van Engelen and First Life America in my new role."

John Van Engelen, who will continue as President of FLAC, stated, "We are excited about this transaction because First Life America will have access to the national resources of the Brooke Corporation with the aim of improving profitability and expanding its distribution of life and annuity products. Also, we believe this strategic decision will accelerate FACC's ability to list its stock on a national exchange for the benefit of its shareholders."

The definitive agreements provide for Brooke to initially acquire at closing for a price of $2,552,132 approximately 46.8% of FACC's then outstanding common stock and a warrant to purchase additional common stock that, when exercised, will increase the aggregate ownership to approximately 55% of such common stock on a fully diluted basis. The warrant is exercisable at a price of $447,818 after FACC's Articles of Incorporation are amended by its shareholders to increase its authorized shares of common stock to 25 million shares and its authorized shares of preferred stock to 1,550,000 shares. The amendment will also reduce the common stock's par value per share from $0.10 to $0.01.

As a part of the Brokerage Agreement, CJD will agree not to engage in any new managing general agent loan brokerage business after the closing and to then provide support and assistance to FLB to enable it to thereafter conduct that business. Among other things, the agreements also provide for Brooke's limited support of FACC's capital budget for three years after closing; certain limitations on Brooke's ability to transfer its FACC common stock during that three-year period; and the formation of a committee of independent directors of FACC's Board of Directors for a limited term to approve or disapprove certain specified types of actions and transactions.

About our company... First American Capital Corporation is a Topeka, Kansas based financial services company founded in 1997. It is the parent company of First Life America Corporation, which sells innovative customer-driven life insurance and annuity products in eight states throughout the Midwest.

Contact...    Harland    Priddle,    First   American    Capital    Corporation,
hpriddle@firstlifecorp.com or 866.211.0811.


This press release may contain forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainties that all regulatory approvals will be obtained, that all closing conditions will be met, that the closing of the transaction will occur, and that any closing will occur when expected; the uncertainty that plans relating to the Company's relationship with Brooke Corporation and the acquisition will be successfully implemented; the uncertainty that the parties to the transaction will be successful in listing the Company's common stock on the American Stock Exchange or the Nasdaq Capital Market; the uncertainty as to the effect of the potential acquisition on the Company's earnings; the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company's products and services, the impact of competitive products and pricing, the dependence on third party suppliers and their pricing, its ability to meet product demand, its exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, the dependence on intellectual property rights, and the effectiveness of internal controls. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge or at www.sec.gov, for a more complete description of the Company's business.



WITH RESPECT TO THE PROPOSED ISSUER TENDER OFFER FOR FACC COMMON STOCK DESCRIBED ABOVE, THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES OF FACC. THE SOLICITATION AND THE OFFER TO BUY SHARES OF FACC COMMON STOCK WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT FACC INTENDS TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION. FACC STOCKHOLDERS AND OTHER INVESTORS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. ONCE FILED, FACC STOCKHOLDERS AND OTHER INVESTORS WILL BE ABLE TO OBTAIN COPIES OF THE TENDER OFFER STATEMENT ON SCHEDULE "TO," THE OFFER TO PURCHASE AND RELATED DOCUMENTS WITHOUT CHARGE FROM THE SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEBSITE AT www.sec.gov. FACC STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ CAREFULLY THOSE MATERIALS PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE PROPOSED OFFER.